Exhibit 5.1

July 1, 2026

Digital Realty Trust, Inc.

601 West 2nd Street

Floor 32

Austin, Texas 78701

Re:	Registration Statement on Form S-3 (Registration Nos. 333-293494 and 333-293494-01

Ladies and Gentlemen:

We have served as Maryland counsel to Digital Realty Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the sale and issuance of 12,310,249 shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”), of the Company, covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company and Digital Realty Trust, L.P., a Maryland limited partnership (the “Operating Partnership”), with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares will be issued by the Company upon conversion of shares (the “Non-Voting Common Shares”) of the Company’s Non-Voting Common Stock, $.01 par value per share (the “Non-Voting Common Stock”), held by the stockholders of the Company named under the caption “Selling Stockholders” in the Prospectus Supplement (as defined herein) in accordance with the terms thereof set forth in the Articles Supplementary establishing the Non-Voting Common Stock (the “Articles Supplementary”). The Shares will be sold by the Selling Stockholders pursuant to the Underwriting Agreement, dated June 29, 2026 (the “Underwriting Agreement”), by and among the Company, the Operating Partnership, the Selling Stockholders and Morgan Stanley & Co. LLC, as representatives of the several underwriters named therein.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement;

2. The Prospectus, dated February 17, 2026, as supplemented by a Prospectus Supplement, dated June 29, 2026 (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b)(2) of the General Rules and Regulations promulgated under the 1933 Act;

Digital Realty Trust, Inc.

July 1, 2026

3. The charter of the Company, including the Articles Supplementary (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Ninth Amended and Restated Bylaws of the Company, certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to, among other matters, the authorization of the issuance of the Non-Voting Common Shares and the issuance and registration of the Shares, certified as of the date hereof by an officer of the Company;

7. The Underwriting Agreement;

8. The Purchase and Sale Agreement, dated as of June 29, 2026, by and among BIP US Nucleus Aggregator, L.P., BREP US Nucleus Aggregator L.P., BXPE US Lower Fund 2 L.P., BXPE Lux Lower Fund 1 L.P., BTO Nucleus Holdings DE L.P., the Operating Partnership and the Company;

9. A certificate executed by an officer of the Company, dated as of the date hereof; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or any other person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

Digital Realty Trust, Inc.

July 1, 2026

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Non-Voting Common Shares were not issued or transferred, and the Shares will not be issued or transferred, in violation of the restrictions on transfer and ownership set forth in Article VI of the Charter.

6. No purchaser in the Offering (as defined in the Underwriting Agreement) is an Affiliate of an Initial Holder (each as defined in the Articles Supplementary).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The issuance of the Shares has been duly authorized and, when and to the extent issued and delivered by the Company upon conversion of the Non-Voting Common Shares in accordance with the Underwriting Agreement, the Articles Supplementary and the Resolutions, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning federal law or the laws of any other state. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

Digital Realty Trust, Inc.

July 1, 2026

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP